Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Nuveen Premium Income Municipal Fund 2, Inc.
811-06621


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix L and Appendix M, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-236557, on June 16, 2014.